Exhibit 99.1

Tenet Healthcare Names Dr. Freda C. Lewis-Hall

to Board of Directors

DALLAS — December 4, 2014 — The board of directors of Tenet Healthcare Corporation (NYSE:THC) has appointed Freda C. Lewis-Hall, M.D., executive vice president and chief medical officer of Pfizer Inc., as a new independent director.  Dr. Lewis-Hall becomes the board’s tenth member.

Dr. Lewis-Hall, 59, joined Pfizer as chief medical officer in 2009.  In her role, she leads Pfizer Medical, the division responsible for ensuring the safe, effective and appropriate use of Pfizer’s products.  She directs teams at Pfizer that oversee the quality and conduct of Pfizer’s clinical trials, provide medical information and clinical data, and manage collaborative work on patient-centered drug development and outcomes research, public-private research partnerships, and global public health campaigns.  She is a Distinguished Fellow of the American Psychiatric Association, and serves as a member of the Board of Governors for the Patient-Centered Outcomes Research Institute and of the National Center for Advancing Translational Sciences Advisory Council of the National Institutes of Health.  Prior to joining the biopharmaceutical industry, she served as vice chairperson and associate professor of the Department of Psychiatry at Howard University College of Medicine and was an advisor to the National Institute of Mental Health.

“We’re pleased to have Freda Lewis-Hall join our board,” said Tenet’s non-executive chairman Edward A. Kangas.  “She has built an exceptional reputation and track record of accomplishments during a distinguished medical and business career.   Tenet’s board and management will benefit from her perspective and I look forward to her many contributions.”

Tenet President and CEO Trevor Fetter said, “Our company and management team are privileged to have a strong board filled with distinguished leaders reflecting a wide-range of experiences, skills and viewpoints.  I am pleased and honored that Dr. Lewis-Hall has joined the board and will add her unique insight to our efforts to improve healthcare delivery.”

About Tenet Healthcare

Tenet Healthcare Corporation is a national, diversified healthcare services company with more than 105,000 employees united around a common mission: to help people live happier, healthier lives. The company operates 80 hospitals, more than 200 outpatient centers, six health plans and Conifer Health Solutions, a leading provider of healthcare business process services in the areas of revenue cycle management, value based care and patient communications. For more information, please visit www.tenethealth.com.

The terms “THC”, “Tenet Healthcare Corporation”, “the company”, “we”, “us” or “our” refer to Tenet Healthcare Corporation or one or more of its subsidiaries or affiliates as applicable.

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Corporate Communications Steven Campanini 469-893-2640 mediarelations@tenethealth.com	Investor Relations Thomas Rice 469-893-6992 investorrelations@tenethealth.com

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